Exhibit 1


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT is made and entered into as of the 8th day of June, 1999 (the "Agreement"), by and among SPARTA OLSEN ELECTROSURGICAL, INC., a Delaware corporation ("Sparta Olsen"), on the one hand, and OLSEN ELECTRO-SURGICAL INSTRUMENTS, INC., a California corporation, d/b/a Olsen Electrosurgical, Inc. ("Olsen Electrosurgical"), and Maria E. Mursell and the Eugene W. Olsen Trust, (the "Olsen Electrosurgical Shareholders"), on the other hand. Sparta Olsen, Olsen Electrosurgical and the Olsen Electrosurgical Shareholders shall hereinafter be referred to each individually as a "Party" and collectively as the "Parties".

                                    RECITALS

     WHEREAS, the Olsen Electrosurgical Shareholders, the Board of Directors of Olsen Electrosurgical and the Board of Directors of Sparta Olsen desire that Olsen Electrosurgical be merged into Sparta Olsen (the "Merger") upon the terms and conditions hereinafter set forth, and in consideration for such merger each of the Olsen Electrosurgical Shareholders shall receive a pro rata share of the consideration referenced hereafter in proportion to their holdings of the capital stock of Olsen Electrosurgical;

     WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements to and with one another in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

1.1. Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

     (a) "Accredited Investor" shall have the meaning set forth in Rule 501 as promulgated under the Securities Act of 1933.

     (b) "Business Day" shall mean any day, other than Saturday or Sunday or any other day on which commercial banks in the State of California are authorized or required by law to be closed.




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     (c) "Financial Statements" shall mean the financial statements of Olsen
Electrosurgical attached as Schedule 3.1(h) hereto.

     (d) "Governmental Agency" shall mean any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, including, but not limited to, the United States Securities and Exchange Commission, the State of California Environmental Protection Agency, the United States Environmental Protection Agency, and United States Food and Drug Administration.

     (e) "Olsen Electrosurgical Shares" shall mean the shares of the common stock, $1.00 par value of Olsen Electrosurgical.

     (f) "Lien" shall mean any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such asset.

     (g) "Material Adverse Effect" shall mean a material adverse effect (required to be accrued or disclosed under SFAS No. 5) on the financial condition, assets, businesses or results of operations.

     (h) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), limited liability company, joint venture, trust or unincorporated organization, or a government or any other department, agency or political subdivision thereof.

     (i) "Sparta Shares" shall mean shares of the common stock, $0.002 par value of Sparta Surgical Corporation, a Delaware corporation ("Sparta"), the parent company of Sparta Olsen.

                                   ARTICLE II

                     MERGER OF THE COMPANY INTO SPARTA OLSEN
                     ---------------------------------------

2.1 Merger. Effective as of the Effective Date, as hereinafter defined, Olsen Electrosurgical shall be merged into Sparta Olsen, the separate existence of Olsen Electrosurgical shall cease and Sparta Olsen shall continue in existence under the laws of the State of Delaware, and, without other transfer or assumption, succeed to and possess all the estate, properties, rights, privileges and powers, and assume and be subject to all the liabilities, obligations, debts, restrictions, disabilities and duties of Olsen Electrosurgical, all without further act or deed as provided in Section 251 of the General Corporation Law of the State of Delaware. Sparta Surgical Corporation, a Delaware corporation ("Sparta") shall continue to own all of the outstanding capital stock of Sparta Olsen on the Effective Date.

     If at any time Sparta Olsen shall consider or be advised that any further assignments, conveyances, assurances in law or other instruments are necessary or desirable to carry out the provisions hereof, the proper officers and directors of Olsen Electrosurgical as of the Effective Date shall execute and


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deliver any and all proper deeds, assignments, assurances in law and other instruments, and do all things necessary or proper to carry out the provisions hereof.

2.2. Shareholder Approval; Effective Date. Each party acknowledges that this Agreement has been duly approved and adopted by the requisite action of the shareholders of Sparta Olsen and the Olsen Electrosurgical Shareholders. Upon its execution a copy of the Articles of Merger as defined in Section 5 of this Agreement shall be executed, filed and recorded in accordance with the laws of the State of Delaware as soon as practicable after such approvals. The Merger shall become effective as of the close of business on the day on which the filing of the Articles of Merger and, if deemed necessary by Sparta Olsen's legal counsel, of this Agreement in the State of Delaware or, in lieu thereof, the filing of such other documents as provided by the laws of the State of Delaware have been completed, such time being hereinafter referred to as the "Effective Date".

2.3. Conversion of Olsen Electrosurgical Shares. Subject to the conditions and limitations set forth in this Agreement, each of the Olsen Electrosurgical Shares owned by the Olsen Electrosurgical Shareholders outstanding immediately prior to the Effective Date shall, by virtue of the Merger and as of the Effective Date, be converted into a pro rata (determined by taking the number of Olsen Electrosurgical Shares held by each of the individual Olsen Electrosurgical Shareholders and dividing such amount into the total number of the Olsen Electrosurgical Shares outstanding) portion of the consideration listed in Section 2.4 (the "Merger Consideration").

2.4 Payment of Merger Consideration. At the Closing, Sparta shall tender the Merger Consideration to the Olsen Electrosurgical Shareholders, which shall be made in the following form:

          (i) Four Hundred Thousand (400,000) Sparta Shares (the "Purchase Shares"), of which 200,000 shares shall be issued to the Eugene W. Olsen Trust and 200,000 shares shall be issued to Maria E. Mursell, which Purchase Shares shall be issued pursuant to the terms of and subject to an irrevocable voting trust agreement appointing Thomas F. Reiner as Trustee with full voting rights over such shares in the form attached as Exhibit A hereto.

          (ii) As soon as practicable after the Effective Date, each of the Olsen Electrosurgical Shareholders who shall have delivered his or her certificate representing such shares to Sparta Olsen, shall receive a certificate for the appropriate number of shares of Sparta Common Stock.

          (iii) Neither certificates nor scrip for fractional shares of Sparta Common Stock will be issued, but in lieu thereof each of the Olsen Electrosurgical Shareholders who would otherwise have been entitled to a fraction of a share of Sparta Common Stock pursuant to this Agreement will be paid the cash value of such fraction based upon the market price per whole share of Sparta Common Stock on the Business Day prior to the Closing Date.

2.5 Closing. The closing of the Merger (the "Closing") shall take place simultaneously with the execution of this Agreement.



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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1. Representations and Warranties of the Olsen Electrosurgical Shareholders. The Olsen Electrosurgical Shareholders and Olsen Electrosurgical jointly and severally represent and warrant to Sparta Olsen and Sparta as follows:

     (a) Corporate Organization and Authority. Olsen Electrosurgical is a corporation duly organized, validly existing and in good standing under the laws of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as it has been conducted during the past twelve months, and is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

     (b) Capital Structure of Olsen Electrosurgical.

          (i) The authorized capital stock of Olsen Electrosurgical consists of One Hundred Thousand (100,000) shares of common stock, $1.00 par value (the "Shares") There are Five Thousand (5,000) Shares issued and outstanding all of which are owned by the Olsen Electrosurgical Shareholders. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Shares are owned by the Olsen Electrosurgical Shareholders free and clear of any Liens, options, trusts, or claims of any kind, and Olsen Electrosurgical Shareholders hold marketable title thereto. Olsen Electrosurgical holds no Shares in its treasury. All of the Shares were issued and sold to the Olsen Electrosurgical Shareholders in compliance in all material respects with all applicable federal and state laws. Except as set forth above, at the date hereof, no Shares or other voting securities of Olsen Electrosurgical were issued, reserved for issuance or outstanding. No stock options, stock appreciation rights, restrictive stock grants or any other such right to acquire any Shares or any other equity securities of Olsen Electrosurgical are outstanding.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Olsen Electrosurgical are issued or outstanding.

          (iii) None of the Shares are subject to preemptive rights.

          (iv) Except for this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which either of the Olsen Electrosurgical Shareholders or Olsen Electrosurgical is a party or by which any of them are bound obligating Olsen Electrosurgical to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or any Voting Debt of any of them or obligating any of them to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.



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          (v) There are no outstanding contractual obligations of the Olsen
Electrosurgical Shareholders or Olsen Electrosurgical (A) to repurchase, redeem or otherwise acquire any Shares, or (B) to vote or to dispose of or encumber any Shares.

     (c) Authorization. Olsen Electrosurgical and the Olsen Electrosurgical Shareholders have full capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including selling, assigning, transferring, conveying and delivering all of the Shares as contemplated by this Agreement, and no consent or approval of any other person is necessary for them to do so. This Agreement and all other agreements, documents and instruments executed pursuant hereto are valid and binding obligations of Olsen Electrosurgical Shareholders and Olsen Electrosurgical, enforceable in accordance with their terms except that any enforcement may be subject to (i) bankruptcy insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor's rights generally and (ii) general equitable principles. The execution, delivery and performance of this Agreement, and such other agreements, documents and instruments and the transactions contemplated hereunder, have been duly and validly authorized.

     (d) No Violations. The execution and delivery of this Agreement and the documents contemplated hereby , if any, by the Olsen Electrosurgical Shareholders and Olsen Electrosurgical do not, and the consummation of the transactions contemplated hereby and thereby by Olsen Electrosurgical and the Olsen Electrosurgical Shareholders do not, and compliance by Olsen Electrosurgical and the Olsen Electrosurgical Shareholders with any of the provisions hereof or thereof do not, (i) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the articles of incorporation or by-laws of Olsen Electrosurgical; (ii) result in any Violation (other than with respect to any Violation that is not reasonably likely to result in a Material Adverse Effect) of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Olsen Electrosurgical Shareholders or to Olsen Electrosurgical or their respective properties or assets; (iii) result in the loss of any material license, franchise, permit, legal privilege or legal right enjoyed or possessed by Olsen Electrosurgical except to the extent that any such loss is not reasonably likely to have a Material Adverse Effect; or (iv) give a right of termination to any party to any agreement or instrument to which Olsen Electrosurgical is a party and which is material to the operation of Olsen Electrosurgical's business, unless, in any such case, a consent or waiver with respect thereto is obtained by Olsen Electrosurgical prior to the occurrence of any such event. In particular, and without limitation as to the foregoing, Olsen Electrosurgical has obtained a written consent from its primary secured lender, other secured or unsecured lenders (whether suppliers, customers, or otherwise) and other parties as to which has any significant obligations as to the ability to maintain such obligations with Sparta Olsen following the Closing.

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     (e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing (collectively, a "Consent") with, any Governmental Agency, is required by or with respect to the Olsen Electrosurgical Shareholders or Olsen Electrosurgical in connection with the execution and delivery of this Agreement and the documents contemplated hereby by the Olsen Electrosurgical Shareholders or Olsen Electrosurgical or the consummation by the Olsen Electrosurgical Shareholders or Olsen Electrosurgical of the transactions contemplated hereby or thereby, or the performance by Olsen Electrosurgical Shareholders or Olsen Electrosurgical of their obligations hereunder and thereunder, except to the extent the failure to make or obtain such Consent is not reasonably likely to have a Material Adverse Effect. In particular, and without limiting the foregoing, no assignment or obtaining of any consent, license, permit, approval of the Food and Drug Administration, Medicare or Medicaid provider number, Passport number, or any other license or form of permission, whether state, federal or local, shall be required for Sparta Olsen to carry on the business of Olsen Electrosurgical following the Closing.

     (f) No Subsidiaries. Olsen Electrosurgical has no subsidiaries and does not own of record or beneficially, directly or indirectly, any capital stock or equity interest or investment in any other corporation, partnership, joint venture, association or other business entity.

     (g) Financial Statements. The audited financial statements of Olsen Electrosurgical for the year ended December 31, 1998 and unaudited financial statements for the four (4) month period ended April 30, 1999, and any other financial statements of Olsen Electrosurgical which have heretofore have been delivered by the Olsen Electrosurgical Shareholders to Sparta Olsen (whether or not attached hereto as Schedule 3.1(g)), fairly present in all material respects the financial position of Olsen Electrosurgical as at the dates thereof and the results of its operations for the periods then ended and have been prepared on a basis consistent with generally accepted accounting principals consistently applied.

     (h) Undisclosed Liabilities. Except as set forth in the Financial Statements, Olsen Electrosurgical is not subject to any liabilities of any nature other than in the ordinary course of business (to the extent such liabilities are required to be accrued or disclosed under SFAS No. 5) which have had or can reasonably be expected to have an aggregate adverse financial effect exceeding $25,000.

     (i) Absence of Certain Changes or Events. Olsen Electrosurgical has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, nor has there been any change, or any event involving a prospective change, in the condition of Olsen Electrosurgical which has had, or is reasonably likely to have, a Material Adverse Effect on Olsen Electrosurgical. Without limiting the generality of the foregoing, Olsen Electrosurgical has not:

          (i) incurred any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) except in the ordinary course of business and consistent with past practice, nor, without limiting the generality of the foregoing, guaranteed, endorsed or assumed responsibility for any material debts or obligations of any person or entity;

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          (ii) paid, discharged or satisfied any material claim, Lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except claims, Liens, encumbrances or liabilities which were incurred and paid, discharged or satisfied in the ordinary course of business or consistent with past practice;

          (iii) except for the sale of inventory in the ordinary course of business or consistent with past practice, sold, leased or otherwise disposed of a material portion of its property or assets, real, personal or mixed, tangible or intangible, nor entered into any agreement or commitment to do so, nor permitted, caused, nor allowed a material portion of such properties or assets, to be mortgaged, pledged or subjected to any Lien or encumbrance;

          (iv) disposed of, or permitted to lapse, any patent, trademark, service mark or copyright or any patent, trademark, service mark or copyright application or license which is part of the property of Olsen Electrosurgical;

          (v) except for customary increases in employees' compensation consistent with past practice and market conditions, granted, promised or offered any general increase in the compensation of employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment of Olsen Electrosurgical), or any increase in any compensation or fringe benefit to or for the benefit of any officer or employee, or entered into any new employment agreement or bonus arrangement or Benefit Plan (as defined in Section 3.1(s));

          (vi) except in the ordinary course of business, made any material capital expenditures or commitments for additions to property, plant or equipment;

          (vii) made any material change in any method of accounting or accounting practice;

          (viii) incurred any material change in any of the licenses, permits or franchises of Olsen Electrosurgical; or

          (ix) except in the ordinary course of business, amended, modified, terminated or entered into any new or existing, contract, agreement, plan, lease, license, permit or franchise that is material to the operation of Olsen Electrosurgical's business.

     (j) Title to Assets. Olsen Electrosurgical owns, as of the date hereof, (with good, clear, record and marketable title in the case of Real Property, subject only to the matters permitted herein) all of the properties and assets, tangible and intangible, which are material to its businesses, free and clear of all Liens except (a) Liens set forth as permitted liens on Schedule 3.1 (j) ("Permitted Liens"); (b) statutory Liens securing payments not yet due or delinquent; (c) Liens, the validity of which are being contested or litigated in good faith by appropriate proceedings which have been disclosed in writing to Sparta Olsen and for which Olsen Electrosurgical has set aside on its books any reserves deemed by it to be adequate with respect thereto; (d) mortgages or security interests shown on the Financial Statements or the accounting records of Olsen Electrosurgical as of the Closing as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (e) Liens for current taxes not yet due; and (f) with respect to Real Property, (A) minor imperfections of title, if any, none of which is substantial in amount,


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materially  detracts  from the value or impairs the use of the property  subject thereto, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

     (k) Real Property. Schedule 3.1 (k) identifies all real property owned, leased or occupied by Olsen Electrosurgical, along with the buildings thereon and the fixtures thereto (the "Real Property"), together in the case of owned property, with a legal description thereof. Except as set forth on any applicable title insurance policy:

          (i) the Real Property is in material compliance with all applicable zoning laws and restrictive regulations;

          (ii) no material charges or violations have been filed or made against the Real Property as a result of any violation or alleged violation of any applicable zoning laws and restrictive regulations;

          (iii) with respect to any lease of Real Property by Olsen Electrosurgical that (A) such lease is legal, binding, enforceable, and in full force and effect, (B) such lease will continue to be legal, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions under this Agreement, (C) Olsen Electrosurgical, and the lessor, are not in breach or default, and no event has occurred which, with notice of lapse of time, would constitute a breach or default of permit termination, modification or acceleration thereunder, (D) Olsen Electrosurgical has not repudiated any provision thereunder, (E) Olsen Electrosurgical enjoys peaceful and undisturbed possession under all such leases and (F) there are no disputes, oral agreements, or forbearance programs in effect as to such lease;

          (iv) Olsen Electrosurgical has no right or obligation to acquire any interest in any other real property;

          (v) there exist no material changes or events affecting the Real Property, which would likely curtail the use of the Real Property for the purposes for which it is now used by Olsen Electrosurgical;

          (vi) all water, sewer, gas, electric, telephone, drainage and other utility equipment required by law or now utilized for the operation of the Real Property as presently used by Olsen Electrosurgical are installed and connected pursuant to valid permits, and are reasonably adequate for their present use. No material condition exists which would result in the termination of the furnishing of service to the Real Property of water, sewer, gas, electric, telephone or drainage services;

          (vii) neither the Olsen Electrosurgical Shareholders nor Olsen Electrosurgical has received any notice from any municipal, state, federal or other governmental authority that any zoning, building, fire, water, health environmental or other statute, ordinance or regulatory violation have issued in respect of the Real Property, and no such violations exist.



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     (l) Intellectual Property.

          (i) Olsen Electrosurgical owns or has the right to use pursuant to license, sublicense, agreement or permission all patents, trademarks, service marks, trade secrets or copyrighted materials hereto (the "Intellectual Property") for the operation of its business as presently conducted. Schedule
3.1 (l) lists all trademarks, service marks, trade names, copyrights, patents and applications for any of the foregoing owned by or registered in the name of Olsen Electrosurgical. Each item of Intellectual Property owned or used by Olsen Electrosurgical immediately prior to the Closing under this Agreement will be owned or available for use by Sparta Olsen on identical terms and conditions immediately subsequent to the Closing. Olsen Electrosurgical has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses (including the registrations and applications for registrations thereof).

          (ii) Olsen Electrosurgical has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither the Olsen Electrosurgical Shareholders nor Olsen Electrosurgical has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the ownership of or rights in the Intellectual Property of Olsen Electrosurgical.

     (m) Material Contracts. Schedule 3.1 (m) contains a description of all contracts, agreements, equipment leases, loan transactions, and commitments, either oral or in writing relating to Olsen Electrosurgical and which are material to the operation of Olsen Electrosurgical's business, extending beyond the date hereof to which Olsen Electrosurgical is a party or which affect the business or property of Olsen Electrosurgical (collectively the "Contracts"). Olsen Electrosurgical is not in default nor alleged to be in default in any respect under any Contracts. All Contracts are valid and in full force and effect, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Olsen Electrosurgical of any Contracts. Complete copies of all Contracts have been or shall be made available to Sparta Olsen.

     (n) Inventory. The inventory of Olsen Electrosurgical shown on the Financial Statements or the accounting records of Olsen Electrosurgical as of the Closing (i) is accurately stated therein, (ii) consists of a quality and quantity that is good and saleable in the ordinary course of Olsen Electrosurgical's business and (iii) is carried at cost valuations consistent with Olsen Electrosurgical's past practice.

     (o) Accounts Receivable. The accounts receivable of Olsen Electrosurgical reflected on the accounting records of Olsen Electrosurgical as of the Closing represent valid obligations that have arisen out of transactions in the ordinary course of Olsen Electrosurgical's business. There are no claims to return merchandise of Olsen Electrosurgical by reason of alleged over shipments, defective merchandise or otherwise, or merchandise in the hands of customers under an understanding that such merchandise is returnable. An aging of Olsen Electrosurgical's accounts receivable as of April 30, 1999 has been provided to Sparta Olsen, and such aging is accurate and complete in all material respects. There are no conditions precedent remaining unsatisfied or in default, or any


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other restrictions upon or limitation to, the prompt collection of such accounts receivable remaining outstanding as of the date hereof.

     (p) Non-governmental Licenses. Schedule 3.1 (p) contains a list of all material non-governmental licenses hereto held by Olsen Electrosurgical. All such licenses remain in full force and effect and Olsen Electrosurgical is not in default under the terms thereof.

     (q) Customers. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby are likely to result in any material cancellations or withdrawals of accepted and unfilled purchase orders. No notice has been given respecting any cancellation of any order by any of Olsen Electrosurgical's customers has any such cancellation been threatened.

     (r) Employee Plans and Contracts. Schedule 3.1 (r) is a true and complete list of all bonus, pension, stock option, stock ownership, stock purchase, phantom stock, benefit, welfare, profit sharing, retirement, disability, death benefit, vacation, severance, hospitalization, medical, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs, arrangements, or understandings (whether or not legally binding), and all employment contracts, executive compensation, consulting, termination, or indemnification agreements, written or oral, in each of the foregoing cases which cover or are maintained for the benefit of any current or former employee, officer or director of Olsen Electrosurgical that have existing, current, continuing or potential future obligations with respect thereto (the "Employee Plans"). Except as set forth on Schedule 3.1 (r), there has not been any adoption or amendment (not already embodied in the documents provided to Sparta Olsen), comprising any such Employee Plans. Without limiting the generality of the foregoing, there are no salary and termination benefits payable to any officers and employees of Olsen Electrosurgical under existing employment agreements. True and correct copies (in all material respects) of all items referred to in this Section 3.1(r) have been heretofore delivered by the Olsen Electrosurgical Shareholders to Sparta Olsen.

     (s) ERISA Compliance. Each of the Employee Plans is in compliance with the requirements provided by all statutes and regulations applicable under the laws of the United States, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All contributions required under applicable law or the terms of any Employee Plans due to date have been made and all amounts properly accrued to date as liabilities of Olsen Electrosurgical under or with respect to any Employee Plans for the current year have been recorded on Olsen Electrosurgical's books. Without limiting the generality of the foregoing:

          (i) Schedule 3.1 (s) contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Olsen Electrosurgical or any other person or entity that, together with Olsen Electrosurgical, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents,


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directors or independent contractors of Olsen Electrosurgical (collectively,
"Benefit Plans"). The Olsen Electrosurgical Shareholders have delivered or made available to Sparta Olsen true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), and (C) the most recent summary plan description (or similar document) for each Benefit Plan for which such summary plan description is required or was provided to plan participants or beneficiaries.

          (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. Olsen Electrosurgical and each Commonly Controlled Entity and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations, proceedings or other claims involving any Benefit Plan that could give rise to any material liability other than routine claims for benefits.

          (iii) All Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of current, valid determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and, with respect to each trust created thereunder, 501(a), respectively, of the Code, and nothing has occurred since the date of any such letter that would adversely affect the qualified status of the applicable Pension Plan.

          (iv) No Pension Plan is or was subject to Title IV of ERISA. No Pension Plan is subject to Part III of subtitle B of Title I of ERISA or Section 412 of the Code.

          (v) Neither Olsen Electrosurgical nor any other "disqualified person" (as such term is defined in Section 4975 of the Code) or "party in interest" (as such term is defined in Section 3(14) of ERISA) under Olsen Electrosurgical control has engaged in a non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to the Benefit Plans that could subject Olsen Electrosurgical, any Commonly Controlled Entity or any officer of Olsen Electrosurgical or any Commonly Controlled Entity to any tax, penalty or other liability under ERISA, the Code or other applicable law.

          (vi) Neither Olsen Electrosurgical nor any Commonly Controlled Entity
(A) maintains or contributes to a Multi employer Pension Plan or has maintained, contributed to or had an obligation to maintain or contribute to such a plan within the five full plan years of any such plan immediately prior to the date hereof, or (B) has incurred any liability upon the termination of or withdrawal from such Multi employer Pension Plan, which liability remains unpaid as of the date hereof.

          (vii) With respect to any Benefit Plan that is an employee welfare benefit plan, (A) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to Olsen Electrosurgical or any Commonly Controlled Entity on or at any time after the consummation of the Merger.

          (viii) No employee of Olsen Electrosurgical or any Commonly Controlled Entity will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

     (t) Labor and Employee Matters. Olsen Electrosurgical is not a party to any collective bargaining agreements or any other agreements with any labor organization (a "Labor Agreement"). Olsen Electrosurgical is in compliance in all material respects with all applicable laws of Governmental Entities respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters (collectively, "Employment Laws"), and is not engaged in and has not engaged in any unfair labor practice. No investigation or review by or before any Governmental Entity concerning any possible conflicts with or violations of any such applicable laws is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years, and no Governmental Entity has provided any notice to Olsen Electrosurgical or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting Olsen Electrosurgical. No union representation question or union organizational activity exists respecting the employees of Olsen Electrosurgical. Olsen Electrosurgical has not experienced any material work stoppage or other material labor difficulty. Olsen Electrosurgical is not delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agent. In the event of termination of the employment of any of said officers, directors, employees or agents for any reason, Olsen Electrosurgical and Sparta Olsen will not, pursuant to any agreement or by reason of anything done prior to the Closing by Olsen Electrosurgical, be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits. There are no benefits payable to current, terminated or retired employees, including, without limitation, post-employment health care or insurance benefits. Within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of Olsen Electrosurgical who receives salary or compensation in excess of $25,000 per annum or any termination of any officer, director, employee or agent of Olsen Electrosurgical that could result in an aggregate liability to Olsen Electrosurgical in excess of $25,000; and (x) all employees of Olsen Electrosurgical are employed at will. There are no pending or, threatened suits, claims, actions, charges, investigations or proceedings of any nature respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation (A) under or alleging violation of any applicable Employment Law or (B) relating to alleged unfair labor practices (or the equivalent thereof under any applicable law).

     (u) Employee Information. Schedule 3.1 (u) sets forth a complete and accurate list of all employees of Olsen Electrosurgical as of the Closing, with each employee's annual salary or wage rates, as the case may be, date of hire, positions held and titles.

     (v) Insurance. Olsen Electrosurgical is presently insured, and during each of the last three years has been insured, for reasonable amounts against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured. Schedule 3.1 (v) sets forth a true and complete list and brief description of all insurance policies (and fidelity or similar bonds) currently in force and maintained by or for the benefit of Olsen Electrosurgical and its directors, officers, employees or agents. Neither the Olsen Electrosurgical Shareholders nor Olsen Electrosurgical has received any notice of cancellation or non-renewal of any such policy.

     (w) Motor Vehicles. Olsen Electrosurgical does not own or lease any motor vehicles.

     (x) Compliance with Applicable Laws.

          (i) Olsen Electrosurgical holds all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Agencies (the "Permits") that are required for it to own, lease or operate its properties and assets and to carry on its business as presently conducted except to the extent that the failure to hold any such Permit is not reasonably likely to have a Material Adverse Effect. There is presently no default under any such Permit. Olsen Electrosurgical is in compliance in all material respects with (A) all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, and (B) their own respective internal policies and procedures.

          (ii) Olsen Electrosurgical has not received any notification or communication from any Governmental Agency which has not been fully and finally resolved (A) asserting that Olsen Electrosurgical is not in substantial compliance with any of the statutes, regulations, ordinances or guidelines which such Governmental Agency enforces or administers, or with the internal policies and procedures of Olsen Electrosurgical, (B) threatening to revoke any material Permit, (C) requiring or threatening to require Olsen Electrosurgical, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement, or (D) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Olsen Electrosurgical. Olsen Electrosurgical has not received, consented to or entered into, or is subject to, any agreement with a Governmental Agency, nor has it been advised by any Governmental Agency that such Governmental Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement.

     (y) Litigation. There are, no claims, suits, actions or legal, administrative, arbitration or other proceedings of any nature pending against Olsen Electrosurgical or its property or threatened against or affecting Olsen Electrosurgical or its properties or assets, which involves the possibility of any judgment or liability in excess of $25,000 or which might result in any

Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Agency or arbitrator outstanding against Olsen Electrosurgical.

     (z) Taxes.

          (i) Olsen Electrosurgical has timely and accurately prepared and filed (on or before the due date thereof) or will timely and accurately prepare and file (on or before the due date thereof) all federal, state and local returns, declarations and reports, information returns and statements ("Tax Returns") for Taxes required to be filed by or with respect to Olsen Electrosurgical before the Closing, and has paid or caused to be paid, or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of the periods for which Tax Returns are due on or prior to the Closing. Olsen Electrosurgical is not delinquent in the payment of any Tax, and no deficiencies for any Tax, assessment or governmental charge have been threatened, claimed, proposed or assessed, in each case in writing. No waiver or extension of time to assess any Taxes has been given or requested. No written claim, or any other claim, by any taxing authority in any jurisdiction where Olsen Electrosurgical does not file Tax returns is pending pursuant to which Olsen Electrosurgical is or may be subject to taxation by that jurisdiction. Olsen Electrosurgical's Tax Returns were last audited by the Internal Revenue Service or comparable state, local or foreign agencies on [____].

          (ii) For the purpose of this Agreement, the term "Tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     (aa) Hazardous Substances.

          (i) Olsen Electrosurgical is in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Olsen Electrosurgical. The term "Environmental Laws" means any Federal, state or local statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to:
(A) releases (as defined in 42 U.S.C. Section 9601(22)) ("Releases") or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C.
Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof,
(3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm.

          (ii) During the period of occupation by Olsen Electrosurgical of any of its respective current or previously leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties, and Olsen Electrosurgical has not disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead, to a Release.

          (iii) Olsen Electrosurgical is not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law (collectively, "Environmental Enforcement Actions"). Olsen Electrosurgical has no contingent liabilities in connection with any Hazardous Materials, including claims of liability for having generated, used, stored, transported, disposed of, or failed to cleanup Hazardous Materials related to Olsen Electrosurgical.

     (bb) Accounts. Schedule 3.1 (bb) correctly identifies each bank, securities, brokerage or similar account and safe deposit box or other depository maintained by or on behalf of Olsen Electrosurgical, and the name of each person with any power or authority to act with respect thereto.

     (cc) Agreements with Former Officers and Directors. Olsen Electrosurgical is not a party to any agreements with any former officers or directors pursuant to which Olsen Electrosurgical has any obligations to such persons either financial or otherwise.

     (dd) Contingent Obligations, Guaranties and Powers of Attorney. Olsen Electrosurgical is not a party to or otherwise obligated under any contingent obligations, guaranties, indemnities, powers of attorney or similar arrangements to any other person or entity.

     (ee) Related Party Transactions. No executive officer or director of Olsen Electrosurgical (including the Olsen Electrosurgical Shareholders) or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) of any such executive officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of Olsen Electrosurgical; nor is Olsen Electrosurgical involved in any business arrangement or relationship with any officer or director of Olsen Electrosurgical (including the Olsen Electrosurgical Shareholders).

     (ff) Partnerships and Joint Ventures. Olsen Electrosurgical is not a partner, member or otherwise a participant in, any partnership, joint venture or otherwise involved in any business or enterprise.

     (gg) Investment. The Olsen Electrosurgical Shareholders understand that the issuance and sale of the Sparta Shares have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered or sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Olsen Electrosurgical Shareholders further understand that the Sparta Shares will be subject to certain restrictions on transfer which prohibit their sale or transfer for a period of one year. The certificates being issued to the Olsen Electrosurgical Shareholders representing their ownership of the Sparta Shares shall contain restrictive legends setting forth such restrictions on transfer and alienation. These restrictions shall affect Olsen Electrosurgical Shareholders' rights only as to the transfer of such shares and shall not restrict the payment to Olsen Electrosurgical Shareholders of any dividends or other distributions made by

Sparta Olsen. The Olsen Electrosurgical Shareholders hereby represent that they each are acquiring the Sparta Shares solely for their own respective accounts for investment purposes, and not with a view to the distribution thereof, are each a sophisticated investor with knowledge and experience in business and financial matters, are able to bear the economic risk and lack of liquidity inherent in holding the Sparta Shares, and each is an Accredited Investor. The Olsen Electrosurgical Shareholders will each execute and deliver to Sparta Olsen at the Closing an Investment Letter in form and substance reasonably acceptable to Sparta Olsen's legal counsel.

     (hh) Health Care Regulatory Compliance. Olsen Electrosurgical is in compliance in all material respects with all applicable rules and regulations of any state or federal regulatory agency (together being the "Regulatory Agencies") rules, regulations, policies and standards (including "Good Manufacturing Practices" as promulgated by the United States Food and Drug Administration. There are no claims of violations of any rules, regulations, policies or standards of the Regulatory Agencies pending or threatened against Olsen Electrosurgical. None of the Regulatory Agencies have mandated or requested that Olsen Electrosurgical recall any product of its business and Olsen Electrosurgical has no reason to believe that any products of Olsen Electrosurgical's business will be subject to a recall mandated by any Regulatory Agency. Olsen Electrosurgical has never been required to pay any penalty to any Regulatory Agency or any other government agency as a result of any alleged violations of the rules and regulations promulgated by it and Olsen Electrosurgical has not been required to pay any damages to any person or entity as a result of any allegation that the products of its business did not comply with any rules, regulations or standards of any Regulatory Agency.

     (ii) Accuracy of Information. None of the representations or warranties made by Olsen Electrosurgical and the Olsen Electrosurgical Shareholders in this Agreement or any other schedules hereto, or in any other agreement, instrument or document executed or delivered by or on behalf of Olsen Electrosurgical Shareholders or Olsen Electrosurgical in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

3.2. Sparta Olsen represents and warrants to the Olsen Electrosurgical Shareholders and Olsen Electrosurgical as follows:

     (a) Corporate Organization. Sparta Olsen is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to conduct its business as now being conducted and perform the transactions contemplated hereby.

     (b) Authority. Sparta Olsen has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and no consent or approval of any other person is necessary with respect hereto or thereto. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sparta Olsen. This Agreement and such other agreements, documents and instruments executed pursuant hereto have been duly executed and delivered by Sparta Olsen and constitute the valid and binding obligations of Sparta Olsen, enforceable against Sparta Olsen in accordance with their respective terms.

     (c) No Violation. The execution and delivery of this Agreement and such other agreements, documents and instruments executed pursuant hereto do not, and the consummation of the transactions contemplated hereby or thereby will not, and compliance by Sparta Olsen with any of the provisions hereof or thereof will not:

          (i) result in any Violation of the certificate of incorporation or by-laws of Sparta Olsen; or

          (ii) result in any Violation of any loan or credit agreement, note, mortgage indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Sparta Olsen or its properties or assets.

     (d) Litigation. There is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending or, threatened against or affecting Sparta Olsen that individually or in the aggregate could reasonably be expected to (i) impair the ability of Sparta Olsen to perform its obligations under this Agreement or (ii) threaten, impede or delay the consummation of the Merger.

     (e) Accuracy of Information. None of the representations or warranties made by Sparta Olsen in this Agreement, nor any written statement or certificate furnished, or to be furnished by Sparta Olsen pursuant to this Agreement, or in connection with the actions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS
                              ---------------------

4.1. Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement and the Olsen Electrosurgical shareholders are hereby directed and authorized to use their reasonable efforts to effectuate all appropriate action.

4.2. Olsen Electrosurgical Shareholders' Covenants; Other Actions. The Olsen Electrosurgical Shareholders shall not permit Olsen Electrosurgical to take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, or any of the deliverables under this Agreement as set forth in Article V not being delivered (unless such action is required by law).

4.3. Sparta Olsen Covenants; Other Actions. Sparta Olsen shall not take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, or any of the deliverables under this Agreement as set forth in Article V not being delivered (unless such action is required by law).

     4.4. Preservation of Books and Records. For a period of two (2) years after the date hereof, Sparta Olsen will preserve the books and records of Olsen Electrosurgical delivered to it; and Olsen Electrosurgical Shareholders shall similarly make available to Sparta Olsen any records which Sparta Olsen permits Olsen Electrosurgical Shareholders to retain; each Party will make such books and records available to the other Party at all reasonable times and permit the other Party to make extracts from or copies of all such records. Notwithstanding the foregoing, in connection with any tax audit of the Olsen Electrosurgical Shareholders, or the preparation of any tax return of the Olsen Electrosurgical Shareholders, or the defense of any claim brought against the Olsen Electrosurgical Shareholders, or any other proper purpose, Sparta Olsen will cause Olsen Electrosurgical to make available to Olsen Electrosurgical Shareholders, at Olsen Electrosurgical Shareholders' request and expense from time to time, all books and records of Olsen Electrosurgical either existing on or relating to any transaction on or prior to the date hereof for inspection or copying by Olsen Electrosurgical Shareholders at any reasonable time for a six
(6) year period after the date hereof, and to offer same to Olsen Electrosurgical Shareholders, from time to time.

                                    ARTICLE V

                                  DELIVERABLES
                                  ------------


5.1. Closing Deliverables: Olsen Electrosurgical and Olsen Electrosurgical Shareholders, as appropriate, shall have delivered to Sparta Olsen at or prior to the Closing, unless such deliveries are waived by Sparta Olsen, the following:

     (a) Tax Lien Waiver. A copy of Olsen Electrosurgical's notification of tax returns filed with the appropriate government tax agency in Olsen
Electrosurgical's state of incorporation and such other states as are required, or a waiver of any Lien as mentioned in Section 3.1(j) above;

     (b) Evidence of Action. Duly executed and delivered bill of sale, UCC termination statements, and other good and sufficient instruments of transfer as shall be effective to complete the Merger;

     (c) Opinion of Counsel. Unless waived by Sparta Olsen, a duly executed opinion of counsel in a form acceptable to counsel for Sparta Olsen addressed to Sparta Olsen and Sparta, dated as of the Closing;

     (d) Employment, Consulting and Non-Competition Agreements. Executed Employment Agreement with Shirley Shier and Maria E. Mursell, and a Consulting Agreements with Eugene W. Olsen and Maria E. Mursell, in the forms attached hereto as Exhibit B, including non-competition covenants with each of them which prohibit each of them from competing with Sparta Olsen during their employment and for a period two (2) years in the case of Shier and of five (5) years in the cases of Olsen and Mursell, respectively, thereafter, and with other of the Olsen Electrosurgical employees as specified by Sparta Olsen;

     (e) Voting Trust Agreement. An irrevocable voting trust agreement appointing Thomas F. Reiner as Trustee with full voting rights over the Purchase Shares. Such voting trust agreement shall be substantially in the form of Exhibit A hereto and shall be in full force and effect as of the Closing;

     (f) Stock Certificates. Certificates representing all (and not less than all) of the Shares of Olsen Electrosurgical, duly endorsed in blank or accompanied by appropriate stock powers, and otherwise in form satisfactory to Sparta Olsen; and such other instrument or instruments of transfer, in such form as shall be necessary or appropriate to vest in Sparta Olsen marketable title to the Shares;

     (h) Stock Ledgers. All stock certificate and stock register books of Olsen Electrosurgical;

     (i) Corporate Records. All minute books of Olsen Electrosurgical;

     (j) Corporate Seals. The corporate seals of Olsen Electrosurgical;

     (k) Resolutions. A copy of directors' and Shareholders resolutions for Olsen Electrosurgical, all certified as of the date hereof by its duly authorized Clerk and/or Secretary as having been duly and validly adopted and as being in full force and effect as of the date hereof, authorizing the execution and delivery by Olsen Electrosurgical Shareholders and Olsen Electrosurgical of this Agreement, the other agreements and instruments executed and delivered by Olsen Electrosurgical as provided herein, and the performance by Olsen Electrosurgical of the transactions contemplated hereby and thereby;

     (l) Charter Documents. The Articles of Incorporation of Olsen Electrosurgical, certified by the Secretary of State of the State of California, and the By-laws of Olsen Electrosurgical, certified by the Secretary of Olsen Electrosurgical;

     (m) Good Standing Certificates. Certificates issued by appropriate governmental authorities evidencing the good standing of Olsen Electrosurgical as a corporation in the State of California, and in each state where Olsen Electrosurgical is doing business, as of a date not more than seven days prior to the Closing;

     (n) Resignations. Letters of resignation, effective as of the Closing, from each of the officers and directors of Olsen Electrosurgical as desired by Sparta Olsen; and

     (o) Lease. Landlord consents or lease assignments with respect to the assignment or assumption by Sparta Olsen of any leasehold interest in any Real Property of Olsen Electrosurgical from the landlord of such facility and as may be required by Sparta Olsen's lender (including but not limited to, leasehold mortgages, landlord's waivers and consent and estoppel letters).

5.2. Closing Deliverables of Sparta Olsen. Sparta Olsen shall have delivered to Olsen Electrosurgical at or prior to the Closing, unless such deliveries are waived by Olsen Electrosurgical Shareholders, the following:

     (a) Purchase Shares. Stock certificates representing the ownership of each of the Olsen Electrosurgical Shareholders in the number of Purchase Shares being issued to each of them;

     (b) Good Standing. (a) a certified copy of Sparta Olsen's Certificate of Incorporation, By-laws and all amendments thereto; and (b) a Certificate of Valid Existence and Good Standing with respect to Sparta Olsen; and

     (c) Corporate Resolutions. Resolutions for Sparta Olsen all certified as of the date hereof by its duly authorized executive officers or directors as having been duly and validly adopted and as being in full force and effect as of the date hereof, authorizing the execution and delivery by Sparta Olsen of this Agreement, the other agreements and instruments executed and delivered by Sparta Olsen as provided herein, and the performance by Sparta Olsen of the transactions contemplated hereby and thereby.


                                   ARTICLE VI

                               GENERAL PROVISIONS
                               ------------------

6.1. Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of one year from the Closing.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or three (3) days after deposit in the United States mail, if mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a) if to Sparta Olsen, to:

                  Mr. Thomas F. Reiner
                  Sparta Olsen Electrosurgical Corporation
                  President, CEO and Chairman of the Board
                  7068 Koll Center Parkway
                  Pleasanton, California  94566
                  Facsimile: (925) 417-2243
                 with a copy to:

                  John A. Kostrubanic, Esq.
                  Pepe & Hazard, LLP
                  150 Federal Street, 28th Floor
                  Boston, Massachusetts  02110
                  Facsimile: (617) 695-9255

     (b) if to the Olsen Electrosurgical Shareholders or Olsen Electrosurgical, to:

                  Maria E. Mursell
                  -------------------------

                  -------------------------

                  -------------------------

                  with a copy to:

                  -------------------------

                  -------------------------

                  -------------------------


                  Eugene W. Olsen
                  -------------------------

                  -------------------------

                  -------------------------

                 with a copy to:

                  -------------------------

                  -------------------------

                  -------------------------

6.3. Interpretation.

     (a) As used in this Agreement, any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity, taken as a whole.

     (b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof'," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

6.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), and any other agreement and understanding among the Parties entered into contemporaneously herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. If any provisions of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

6.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable principles of conflicts of law. All Parties agree that any disputes hereunder shall be resolved and determined by the courts of the State of California, and hereby submit to the jurisdiction thereof for any dispute arising hereunder or for the enforcement of any provision hereof.


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



6.7. Limitations on Remedies. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take any action required herein, the other Party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

6.8 Indemnification.

     (a) Indemnification by Olsen Electrosurgical Shareholders. From and after the Closing the Olsen Electrosurgical Shareholders and Olsen Electrosurgical (if it is still in existence) jointly and severally agree to indemnify and hold harmless Sparta Olsen, Sparta, and the respective officers, directors, and shareholders of each, against any and all loss, cost, liability, claim, damage, deficiency, and expense whatsoever, including without limitation legal fees and disbursements, ("Damage") arising out of or resulting from:

          (i) any misrepresentation, omission, breach of a representation or warranty, or non-fulfillment of any covenant on the part of Olsen
Electrosurgical Shareholders or Olsen Electrosurgical under this Agreement or in any schedule, certificate or other instrument furnished to Sparta Olsen hereunder or any other agreement entered into in connection with Olsen Electrosurgical Shareholders' and Olsen Electrosurgical's consummating the transactions contemplated by this Agreement;

          (ii) any liabilities arising from events occurring prior to the Closing which have not been disclosed to Sparta Olsen and which have not arisen as the result of any act or omission attributable to Sparta Olsen, including but not limited to any tax assessments, uninsured liabilities or breach of contract; and

          (iii) any brokers' or finders' fees.

     (b) Sparta Olsen's Procedure.

          (i) Should any claim be made against a Party for which indemnification is provided for in Section 6.8 (a) by a person not a party to this Agreement with respect to any matter to which the indemnity under Section 6.8 (a) relates, Sparta Olsen shall promptly give the Olsen Electrosurgical Shareholders and Olsen Electrosurgical (if it is still in existence) written notice of any such claim, and the Olsen Electrosurgical Shareholders and/or Olsen Electrosurgical shall thereafter defend or settle any such claim, at their sole expense, on their own behalf and with counsel of their own choosing. In such defense or settlement of any claim, Sparta Olsen shall cooperate with and assist the Olsen Electrosurgical Shareholders and Olsen Electrosurgical (if it is still in existence) to the maximum extent reasonably possible and may participate therein with its own counsel. Anything herein to the contrary notwithstanding, in no event shall Sparta Olsen be required to consent to a non-monetary term or condition to such settlement as a condition to indemnification hereunder. Any



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


payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on the Olsen Electrosurgical Shareholders and Olsen Electrosurgical (if it is still in existence). Failure to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by Sparta Olsen, except and only to the extent that such failure by Sparta Olsen or shall result in a material prejudice to the Olsen Electrosurgical Shareholders and Olsen Electrosurgical (if it is still in existence). Notwithstanding the foregoing, Sparta Olsen may, after not less than thirty (30) days written notice to the Olsen Electrosurgical Shareholders, make settlement of such claim, and such settlement shall be binding on all such parties for purposes of this Section 6.8 (b); however, if within said thirty (30) day period the Olsen Electrosurgical Shareholders shall have requested Sparta Olsen not to settle such claim and to deny such claim at the expense of the Olsen Electrosurgical Shareholders, Sparta Olsen shall comply with such request provided that (i) the Olsen Electrosurgical Shareholders shall diligently defend such claim as provided above and (ii) in Sparta Olsen's reasonable judgment failure to settle the same will not have a material or adverse affect on the conduct of the business of Sparta Olsen in the normal course. Any payment resulting from such defense, together with the total expense thereof, shall be binding on all parties, for the purposes of this Section 6.8
(b). Failure to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by Sparta Olsen, except only to the extent that such failure by Sparta Olsen shall result in a material prejudice to the Olsen Electrosurgical Shareholders.

     In the event any payment is required to be made by Olsen Electrosurgical Shareholders resulting from any Damage pursuant to Section 6.8(a), Sparta shall, in addition to any other remedies, have the right to offset the amount of any such Damages against any amount which may be owing to either of the Olsen Electrosurgical Shareholders under any agreement entered into pursuant to this Agreement or otherwise.

     (c) Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude the assertion by one Party of any other rights or the seeking of any other remedies against the other Party.

     (d) Indemnification by Sparta Olsen. Sparta Olsen shall indemnify the Olsen Electrosurgical Shareholders and hold the Olsen Electrosurgical Shareholders harmless at all times after the Closing against and in respect of any of the following:

          (i) any and all liabilities and obligations of Sparta Olsen arising after the Closing except to the extent that the same may have been caused by circumstances existing prior to the Closing;

          (ii) any and all Damages resulting from any misrepresentation, omission, breach of representation or warranty, or non-fulfillment of any covenant on the part of Sparta Olsen under this Agreement or any schedule to this Agreement or in any certificate or other instrument furnished to the Olsen Electrosurgical Shareholders hereunder or any other agreement entered into in connection with Sparta Olsen consummating the transactions contemplated by this Agreement;


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


          (iii) any and all Damages to the extent arising after the Closing as a result of any change in product line, the carrying on of Olsen Electrosurgical's business by Sparta Olsen, or the termination, modification or alteration of any relationship with any employees, distributors, agents or other independent contractors formerly of Olsen Electrosurgical; and

          (iv) all demands, assessments, judgments, costs and legal and other expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

     (e) Olsen Electrosurgical's Procedures. Should any claim be made against a Party for which indemnification is provided for in Section 6.8 (d) by a person not a party to this Agreement with respect to any matter to which the indemnity under Section 6.8 (d) relates, the Olsen Electrosurgical Shareholders shall promptly give Sparta Olsen written notice of any such claim, and Sparta Olsen shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its own choosing. In such defense or settlement, the Olsen Electrosurgical Shareholders shall cooperate with and assist Sparta Olsen and the Olsen Electrosurgical Shareholders may participate therein to the maximum extent reasonably possible with its own counsel. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on Sparta Olsen. Failure to give notice shall not constitute a defense in whole or in part, to any claim by the Olsen Electrosurgical Shareholders except and only to the extent that such failure by the Olsen Electrosurgical shall result in prejudice to Sparta Olsen.

6.9. Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither the Olsen Electrosurgical Shareholders, Olsen Electrosurgical, nor Sparta Olsen shall, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable law, provided that the other Party is notified as to the content of such release or announcement as far in advance of the publication thereof as is reasonably possible. Olsen Electrosurgical and the Olsen Electrosurgical Shareholders acknowledge that as a public company Sparta has certain disclosure obligations and hereby consent to the issuance of such press releases or other disclosure as Sparta deems necessary.

6.10. No Trading in Securities. Except as contemplated by this Agreement, the Olsen Electrosurgical Shareholders shall not purchase or sell, or otherwise trade or refrain from trading, securities of Sparta so long as this Agreement and the Merger remain non-public information (or otherwise act as a tippee of such information to a person or chain of persons who subsequently purchase or sell, or otherwise trade or refrain from trading Sparta's securities).

6.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either the Olsen Electrosurgical Shareholders or Olsen Electrosurgical, on the one hand, or by Sparta Olsen, on the other hand (whether by operation of law or otherwise) without the prior written consent of the Olsen Electrosurgical Shareholders in the case of such action by Sparta Olsen or by Sparta Olsen in the case of such action by either the Olsen Electrosurgical Shareholders or Olsen Electrosurgical, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

6.12. Exclusive Dealing. Neither Olsen Electrosurgical nor any officer, director, employee or agent of Olsen Electrosurgical shall negotiate with or entertain any other bid, proposal or offer from any other party for the sale of the assets or stock of Olsen Electrosurgical or the merger of Olsen Electrosurgical into any other entity between the date of this Agreement and the Closing.

6.13. Brokerage Fees. Olsen Electrosurgical and the Olsen Electrosurgical Shareholders will indemnify and hold Sparta Olsen harmless against any claims for brokers' or finders' fees or compensation in connection with the transaction herein provided for by any person, firm or corporation claiming a right to same because of having been (or claiming to have been) engaged by or having served the Olsen Electrosurgical Shareholders, Olsen Electrosurgical or Sparta Olsen. Without limiting the foregoing, the Olsen Electrosurgical Shareholders shall be responsible for all fees owing to their broker (including brokerage fees) and neither Sparta nor Sparta Olsen shall assume responsibility for any such payments.

6.14. Tax Reporting. The Parties hereto agree and acknowledge that the determination of the price for each of the shares being sold by The Olsen Electrosurgical Shareholders to Sparta Olsen, and for the Sparta Shares and the Notes being transferred from Sparta Olsen to The Olsen Electrosurgical Shareholders as set forth in this Agreement, is the result of arms-length negotiations between the Parties. The Parties further agree that each Party shall be responsible for the payment of its own taxes (whether local, regional, or country), if any, resulting from the purchase and sale of the Shares hereunder.

6.15. Expenses. Except as otherwise provided in this Agreement, the Olsen Electrosurgical Shareholders shall bear all expenses incurred on their behalf or on behalf of Olsen Electrosurgical in connection with the preparation, execution, filing and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their agents, representatives, counsel and accountants; and Sparta Olsen shall bear all expenses of such nature incurred in its own behalf.

6.16. Further Assurances. The Olsen Electrosurgical Shareholders and Olsen Electrosurgical agree that they will, without further consideration, from time to time hereafter, and at their own expense, execute and deliver such other documents, and take such other action, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and confirm and assure to Sparta Olsen title to the Olsen Electrosurgical Shares being transferred hereunder.

     IN WITNESS WHEREOF, the respective Parties have executed this Agreement all as of the date first above written.


OLSEN ELECTRO-SURGICAL                      SPARTA OLSEN ELECTROSURGICAL, INC.
  INSTRUMENTS, INC. D/B/A
OLSEN ELECTROSURGICAL, INC.




By: /s/ Maria E. Mursell                     By: /s/ Thomas F. Reiner
    -------------------------------              -------------------------------
Maria E. Mursell, President and CEO          Thomas F. Reiner, President and CEO


OLSEN ELECTROSURGICAL SHAREHOLDERS:

EUGENE W. OLSEN TRUST




/s/ Eugene W. Olsen                           /s/ Maria E. Mursell
----------------------------------           -----------------------------------
Eugene W. Olsen, Settlor                     Maria E. Mursell, Individually






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